Parker Drilling Announces Delayed Completion of New Alaska Drilling Rigs and Increased Costs Result in Asset Impairment Charge

HOUSTON, Jan. 17, 2012 /PRNewswire/ -- Parker Drilling (NYSE: PKD) announced today that completion of its two new-design Arctic Alaska Drilling Units (AADUs) has been delayed to allow the Company to modify the rigs to meet their design and functional requirements. The need for the modifications was determined as a result of comprehensive safety, technical and operational reviews during recent commissioning activities of these prototype drilling rigs. The modification work will extend the commissioning activities and increase the rigs' total costs.

As a result of the extended construction and commissioning schedule and related increased costs, the two rigs' cost at completion is currently estimated to be $385 million, which includes capitalized interest of approximately $49 million. This cost exceeds the estimated fair value of the rigs based on their projected cash flows. In order to adjust the rigs' values to their estimated fair value, the Company expects to record a pre-tax, non-cash charge in the 2011 fourth quarter of approximately $171 million. This is expected to reduce 2011 fourth quarter after-tax earnings per share by approximately $0.95.

The AADUs represent a new class of drilling rig that incorporates some of the most advanced features available in the global land rig market, including a safety-engineered, state-of-the-art equipment package; a highly automated drilling system; zero-discharge capabilities; and a modular design allowing the entire rig to transport itself in three, fully-enclosed mobile units. "Our intent is to deliver to our customer and to Alaska's North Slope drilling market a more productive drilling rig than what is currently available. We expect the AADUs to establish a new standard of performance for arctic drilling programs," said Parker Drilling President and Chief Executive Officer, David Mannon. "The unique design for these new, technologically-advanced rigs posed engineering, construction and commissioning challenges that have resulted in unanticipated design modifications, delays and cost increases. The actions we are taking are important to meeting the operational and safety objectives we desire. We continue to work diligently toward completion of this project," said Mannon.

Conference Call
Parker Drilling has scheduled a conference call for 9:00 a.m. CST (10:00 a.m. EST) on Tuesday, January 17, 2012, to discuss these events. Those interested in listening to the call by telephone may do so by dialing (480) 629-9867. The call can also be accessed through the Investor Relations section of the Company's website at http://www.parkerdrilling.com. A replay of the call will be available on the Company's website for 12 months and by telephone from Jan. 17 through Jan. 24 by dialing (303) 590-3030 and using the access code 4507180#.

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. Parker's international fleet includes 25 land rigs and two offshore barge rigs, and its U.S. fleet includes 13 barge rigs in the U.S. Gulf of Mexico. The Company's rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. More information about Parker Drilling can be found at http://www.parkerdrilling.com. Included in the Investor Relations section of the Company's website are operating status reports for Parker Drilling's rental tools segment and its international and U.S. rig fleets, updated monthly.

CONTACT: Investors, Richard Bajenski, Director, Investor Relations, +1-281-406-2030, richard.bajenski@parkerdrilling.com, or Media, Stephanie Dixon, Manager, Corporate Communications, +1-281-406-2212, stephanie.dixon@parkerdrilling.com, both of Parker Drilling